Contact: Daemon Repp Director of Finance 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
November 3, 2017

POPE RESOURCES REPORTS THIRD QUARTER INCOME OF $1.7 MILLION

Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $1.7 million, or $0.38 per ownership unit, on revenue of $18.8 million for the quarter ended September 30, 2017. This compares to net income attributable to unitholders of $2.0 million, or $0.45 per ownership unit, on revenue of $13.2 million for the third quarter of 2016.

Net income attributable to unitholders for the nine months ended September 30, 2017 totaled $5.2 million, or $1.17 per ownership unit, on revenue of $52.0 million. This compares to net income attributable to unitholders of $1.4 million, or $0.30 per ownership unit, on revenue of $37.0 million for the nine months ended September 30, 2016.

Cash provided by operations for the quarter ended September 30, 2017 was $1.8 million, compared to cash used in operations of $4.7 million for the third quarter of 2016. For the nine months ended September 30, 2017, cash provided by operations was $7.4 million, compared to cash used in operations of $9.0 million in the corresponding period of 2016.

“These are good times to be a log-seller in the Pacific Northwest,” said Tom Ringo, President and CEO. “Log supply in our region was crimped in Q3 by forest fires, none of which touched our lands. An additional supply limitation was low log/haul contractor availability to flex harvest volumes upward in the region.  Meanwhile, demand remained strong as a slow-but-steady healing in US housing has strengthened domestic lumber producers even as export buyers continue to bid for PNW logs.  We anticipate that Q4 will bring more of this upward-trending log market as operating curtailments due to winter weather replace fire as a supply constraint.”

Mr. Ringo added, “Our Real Estate segment continues to enjoy the benefits of a strong Seattle metro area housing market, especially in our Gig Harbor project where in the fourth quarter we expect to close on the sale of the remaining lots that we constructed over the course of the year.”

Third quarter highlights

•	Harvest volume was 21.3 million board feet (MMBF) in Q3 2017 compared to 17.0 MMBF in Q3 2016, a 25% increase. Harvest volume for the first nine months of 2017 was 71.9 MMBF compared to 53.6 MMBF for the corresponding period of 2016, a 34% increase. These harvest volume figures do not include timber deed sales of 3.6 MMBF and 6.0 MMBF for the quarter and nine months ended September 30, 2017, respectively, and 1.3 MMBF for both the quarter and nine months ended September 30, 2016. The harvest volume and log price realization metrics cited below also exclude these timber deed sales, except as noted otherwise.

•
The average realized log price was $657 per thousand board feet (MBF) in Q3 2017, a 15% increase compared to $573 per MBF in Q3 2016. For the first nine months of 2017, the average realized log price was $621 per MBF compared to $574 per MBF for the corresponding period of 2016, an 8% increase.

•
As a percentage of total harvest, volume sold to domestic markets in Q3 2017 decreased to 62% from 65% in Q3 2016, while the mix of volume sold to export markets increased to 24% in Q3 2017 from 16% in Q3 2016. For the first nine months of 2017, the relative percentages of volume sold to domestic and export markets were 60% and 23%, respectively, compared to 64% and 16%, respectively, in the corresponding period of 2016. Hardwood and pulpwood log sales make up the balance of harvest volume.

•	During the quarter, our Real Estate segment sold 15 lots from our Harbor Hill development in Gig Harbor, Washington, as well as six other residential lots for total revenue of $2.5 million.

•
During the quarter, the Partnership repurchased 8,171 units at an average price of $72.40 per unit under our unit repurchase plan. Through the first nine months of 2017, the Partnership has repurchased 8,915 units at an average price of $72.75, leaving $551,000 remaining under the plan through June 2018.

Third quarter operating results

Fee Timber:
Fee Timber operating income for Q3 2017 was $4.1 million compared to $3.3 million for Q3 2016, a 24% increase. This change was driven primarily by a 36% increase in harvest volume (including timber deed sales), and 15% higher average realized log prices, which was partially offset by a 65% increase in cost of sales due to the higher volume as well as greater depletion expense attributable to the relative share of harvest volume (including timber deed sales) from the Funds rising to 52% in Q3 2017 from 33% in Q3 2016.

Fee Timber operating income for the first nine months of 2017 was $25.3 million compared to $8.8 million in the corresponding period of 2016, in part because 2017 results included a $12.5 million gain on the sale of a 6,500-acre tree farm from Fund II, compared to 2016 results which included a $226,000 gain on the sale of 205 acres of Fund timberland. Excluding these timberland sales, Fee Timber operating income was $12.8 million in 2017 and $8.5 million in 2016, a 51% increase. This change resulted primarily from a 42% increase in harvest volume (including timber deed sales), and 8% higher average realized log prices in 2017. These factors were offset partially by a 54% increase in cost of sales due to the higher volume as well as greater depletion expense attributable to the relative share of harvest volume (including timber deed sales) from the Funds rising to 50% in 2017 from 41% in 2016.

Timberland Investment Management:
Operating losses incurred by this segment for Q3 2017 and Q3 2016 totaled $679,000 and $644,000, respectively, after eliminating revenue earned from managing the Funds of $829,000 and $772,000 for Q3 2017 and Q3 2016, respectively. The increase in operating loss is primarily attributable to professional fees associated with the late 2016 launch of our fourth timber fund, as well as additional personnel costs to acquire Pacific Northwest timberlands with this additional capital.

Operating losses incurred by this segment for first nine months of 2017 and 2016 totaled $2.4 million and $1.9 million, respectively, after eliminating management fees earned from the Funds of $2.5 million and $2.4 million for the first nine months of 2017 and 2016, respectively.

Real Estate:
Our Real Estate segment posted an operating loss of $491,000 for Q3 2017 and operating income of $463,000 for Q3 2016. The Q3 2016 results included sales of undeveloped land with a comparatively low basis, yielding a gross margin $774,000 higher than in Q3 2017. In addition, operating expenses were $153,000 higher in Q3 2017 compared to Q3 2016 due primarily to legal and professional fees in connection with planning and development for a number of properties, as well as for pursuing potential insurance recoveries for our Port Gamble environmental remediation costs.

For the first nine months of 2017, the Real Estate segment reported an operating loss of $3.2 million compared to an operating loss in the corresponding period of 2016 of $1.7 million. As with the quarterly results, the 2017 results included sales of land at lower gross margins compared to 2016 and higher operating expenses.

General & Administrative (G&A):
G&A expenses were relatively flat at $1.1 million for Q3 2017 and $1.2 million for Q3 2016. For the first nine months of 2017, G&A expenses were $4.2 million compared to $3.8 million for the corresponding period of 2016, with the increase primarily due to higher personnel costs, particularly equity-based compensation, and professional fees.

Outlook

We expect our total 2017 harvest volume to be between 111 and 115 MMBF, including timber deed sales. In our Real Estate segment, we expect to close in the fourth quarter on the sale of up to 78 additional single-family lots from our Harbor Hill project, up to four additional residential lots from other properties, and a potential conservation easement sale.

The financial schedules accompanying this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 210,000 acres of timberland and development property in Washington, Oregon, and California. These acres include three private equity timber funds that we manage, co-invest in, and consolidate in our financial statements and from which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland and earning fee revenue from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives, and about management’s plans for future operations and strategies. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. Readers, however, should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations, or that may cause us to deviate from our current plans, include our ability to accurately predict fluctuations in log markets domestically and internationally, and to adjust our harvest volumes in a timely and appropriate manner; political sensitivities and events, including the reactions of foreign governments and international treaty organizations and similar bodies, that may affect the cost of competing products and demand for our products; our ability to anticipate and manage interest rate risk as it affects our borrowing costs; fluctuations in interest rates that affect the U.S. housing market and related demand for our products from that market; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that impacts these obligations; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; housing market conditions that affect demand for both our forest products and our real estate offerings; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; conditions affecting credit markets as they affect the availability of capital and costs of borrowing for us, and the related impacts on purchasers of forest products and development properties; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Quarterly Report on Form 10-Q entitled “Risk Factors,” and in our other filings with the Securities and Exchange Commission from time to time.

Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000’s, except per unit amounts)

	Quarter ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue	$18,803	$13,178	$52,039	$36,960
Cost of sales	(11,388)	(6,211)	(31,568)	(20,822)
Operating expenses	(5,654)	(4,982)	(17,536)	(15,059)
Gain on sale of timberland	44	—	12,547	226
Operating income	1,805	1,985	15,482	1,305
Interest expense, net	(1,179)	(953)	(3,306)	(2,358)
Income (loss) before income taxes	626	1,032	12,176	(1,053)
Income tax expense	(46)	(116)	(105)	(166)
Net income (loss)	580	916	12,071	(1,219)
Net (income) loss attributable to noncontrolling interests	1,078	1,054	(6,885)	2,590
Net income attributable to Pope Resources’ unitholders	$1,658	$1,970	$5,186	$1,371

Basic and diluted weighted average units outstanding	4,324	4,312	4,325	4,312

Basic and diluted earnings per unit	$0.38	$0.45	$1.17	$0.30

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000’s)

	September 30, 2017				December 31, 2016
Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash	$1,345	$2,960	$—	$4,305	$2,937
Land and timber held for sale	9,513	—		9,513	20,503
Other current assets	3,625	1,489	(605)	4,509	8,766
Total current assets	14,483	4,449	(605)	18,327	32,206
Timber and roads, net	68,926	203,903		272,829	279,793
Timberland	19,026	36,105		55,131	54,369
Land held for development	25,965			25,965	24,390
Buildings and equipment, net	5,385	11		5,396	5,628
Investment in ORM Timber Funds	14,064		(14,064)	—	—
Deferred tax and other assets	1,134			1,134	2,664
Total assets	$148,983	$244,468	$(14,669)	$378,782	$399,050

Liabilities and equity:
Accounts payable and accrued liabilities	$3,935	$2,437	$(605)	$5,767	$7,279
Current portion of long-term debt	122			122	5,119
Current portion of environmental remediation	3,419			3,419	8,650
Total current liabilities	7,476	2,437	(605)	9,308	21,048
Long-term debt	82,857	57,285		140,142	125,291
Environmental remediation and other long-term liabilities	3,287			3,287	4,247
Total liabilities	93,620	59,722	(605)	152,737	150,586
Partners’ capital	55,363	184,746	(184,746)	55,363	59,133
Noncontrolling interests			170,682	170,682	189,331
Total liabilities and equity	$148,983	$244,468	$(14,669)	$378,782	$399,050

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000’s)

	Quarter ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net income (loss)	$580	$916	$12,071	$(1,219)
Add back (deduct):
Depletion	4,252	1,908	12,737	6,101
Equity-based compensation	166	162	950	756
Real estate project expenditures	(2,202)	(5,373)	(6,496)	(10,598)
Depreciation and amortization	141	183	393	554
Deferred taxes and other	(34)	49	10	49
Cost of land sold	1,669	102	1,970	1,139
Gain on sale of timberland	(44)	—	(12,547)	(226)
Gain on disposal of property and equipment	—	—	(3)	(24)
Change in environmental remediation liability	(1,902)	(1,105)	(6,182)	(5,280)
Change in other operating accounts	(838)	(1,502)	4,505	(209)
Cash provided by (used in) operations	$1,788	$(4,660)	$7,408	$(8,957)

SEGMENT INFORMATION
(all amounts in $000’s)

	Quarter ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenue:
Partnership Fee Timber	$8,898	$7,834	$26,173	$20,358
Funds Fee Timber	7,082	3,231	22,061	12,729
Total Fee Timber	15,980	11,065	48,234	33,087
Timberland Investment Management	—	—	—	8
Real Estate	2,823	2,113	3,805	3,865
Total	$18,803	$13,178	$52,039	$36,960
Operating income (loss):
Fee Timber	$4,109	$3,317	$25,322	$8,770
Timberland Investment Management	(679)	(644)	(2,396)	(1,913)
Real Estate	(491)	463	(3,204)	(1,738)
General & Administrative	(1,134)	(1,151)	(4,240)	(3,814)
Total	$1,805	$1,985	$15,482	$1,305

SELECTED STATISTICS

	Quarter ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	11.0	9.8	40.8	27.9
Whitewood	6.2	3.0	15.0	11.1
Pine	1.1	0.5	2.4	1.7
Cedar	0.1	0.5	1.2	2.5
Hardwood	0.4	0.8	1.8	2.0
Pulpwood - all species	2.5	2.4	10.7	8.4
Total	21.3	17.0	71.9	53.6

Log sale volumes by destination (million board feet):
Domestic	13.3	11.0	43.1	34.3
Export	5.1	2.8	16.2	8.9
Hardwood	0.4	0.8	1.8	2.0
Pulpwood	2.5	2.4	10.8	8.4
Subtotal log sale volumes	21.3	17.0	71.9	53.6
Timber deed sale	3.6	1.3	6.0	1.3
Total	24.9	18.3	77.9	54.9

Average price realizations by species (per thousand board feet):	Quarter ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Sawlogs
Douglas-fir	$749	$629	$697	$615
Whitewood	651	506	602	524
Pine	472	418	488	478
Cedar	1,306	1,321	1,376	1,370
Hardwood	685	640	665	571
Pulpwood - all species	303	284	295	296
Overall	657	573	621	574

Average price realizations by destination (per thousand board feet):
Domestic	$679	$621	$663	$629
Export	767	621	720	631
Hardwood	685	640	665	571
Pulpwood	303	284	295	296
Overall log sales	657	573	621	574
Timber deed sale	343	381	322	381

Timberland acres owned by the Partnership	120,000	119,000	120,000	119,000
Timberland acres owned by Funds	88,000	94,000	88,000	94,000
Depletion expense per MBF - Partnership tree farms	$72	$67	$72	$52
Depletion expense per MBF - Fund tree farms	$264	$181	$254	$196
Capital and development expenditures ($000’s)	$2,828	$5,750	$8,323	$12,033

PERIOD TO PERIOD COMPARISONS
(Amounts in $000’s except per unit data)

	Q3 2017 vs.	YTD 2017 vs.
	Q3 2016	YTD 2016
Net income attributable to Pope Resources’ unitholders:
2017 period	$1,658	$5,186
2016 period	1,970	1,371
Variance	$(312)	$3,815

Detail of earnings variance:
Fee Timber
Log volumes (A)	$2,464	$10,504
Log price realizations (B)	1,789	3,379
Gain on sale of timberland	44	12,321
Timber deed sale	750	1,460
Production costs	(1,322)	(3,312)
Depletion	(2,344)	(6,636)
Other Fee Timber	(589)	(1,164)
Timberland Investment Management	(35)	(483)
Real Estate
Land sales	(757)	(780)
Other Real Estate	(197)	(686)
General & Administrative costs	17	(426)
Net interest expense	(226)	(948)
Income taxes	70	61
Noncontrolling interest	24	(9,475)
Total variance	$(312)	$3,815

(A) Volume variance calculated by multiplying the change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by multiplying the change in average realized price by current period volume.